Exhibit 99.2
Q1 2015 Investor Update
May 11, 2015

Forward-Looking Statements

Please see the company’s release and website at www.intersections.com for additional details on quarterly results.
Statements in this presentation relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.” You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,”
“estimate,” “expect,” “project,'' “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Those forward-looking statements involve known and unknown risks and uncertainties and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the impact of the regulatory environment on our business, including the outcome of the CFPB investigation of our financial institution business;
our ability to execute our strategy and previously announced transformation plan; our incurring additional restructuring and/or goodwill impairment charges; the timing and success of new product launches, including our
VOYCE™ product, adjustments in investments in our IDENTITY GUARD® and insurance services businesses and other growth initiatives; our ability to control costs; and our needs for additional capital to grow our business, including our ability to maintain borrowing availability under our loan agreement. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed under “Forward-Looking
Statements,” “Item 1. Business—Government Regulation” and “Item 1A. Risk Factors” in the Company’s most recent Annual Report on Form 10-K, and in its recent Quarterly Reports on Form 10-Q and other filings with the
U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-
looking statements unless required by applicable law.

- Protected the identities of more than 37 million consumers since being founded in 1996
- Experienced marketer and product innovator in direct to consumer and partner settings
- LTM Revenues: $237.5million (as of 3/31/2015)
- Approximately 470 employees; HQ Chantilly, VA
- NASDAQ listed (Ticker: INTX) since 2004 IPO

INTERSECTIONS INC.

Intersections Inc. Corporate Overview

Intersections provides innovative, information based solutions that help consumers manage risks and make better informed life decisions.

1st Quarter 2015 Consolidated Operating Results
• Consolidated revenue for the 1st Quarter of 2015 was $55.5 million, a decrease of 15.8 percent from
 1st Quarter of 2014 and a 1.9 percent decrease from the 4th Quarter of 2014.
• Consolidated adjusted EBITDA* was $1.5 million for the first quarter of 2015, a decrease of 30.6 percent from the first quarter of 2014 and an increase of 114 percent from the 4th Quarter of 2014.
• The decrease in adjusted EBITDA* from the same quarter last year was driven primarily by:
 - Our (Loss) from Operations for our Pet Health Monitoring segment increased by $1.2 million.
 - A decrease in revenue in our Personal Information Services segment due to normal attrition and certain subscriber portfolio cancellations over the last twelve months by our U.S. financial institution clients.
 - This was partially offset by increased revenue from our IDENTITY GUARD® branded products, decreased costs of services revenue expenses and a reduction in G & A due to the announced cost restructuring.
 - Earnings from our Insurance and Other Consumer Services segment decreased by approximately $360 thousand substantially due to normal attrition.
• The increase in adjusted EBITDA* from the 4th Quarter of 2014 was primarily due to decreased costs of services revenue expenses and the reduction in G & A expenses associated with our announced cost restructuring.
• Consolidated Net (Loss) for the 1st Quarter of 2015 was ($1.2) million, or ($0.07) per diluted share, compared to a Net Loss ($2.8) million, or ($0.15) per diluted share, for the 1st Quarter of 2014.
• We ended the first quarter of 2015 with a cash balance of $10.0 million and generated $1.2 million in cash flow provided by operations.
*Consolidated adjusted EBITDA before share related compensation and non-cash impairment charges.

Strategic Plan Recap

•  Intersections primary strategic goals are:
 - Focusing on our IDENTITY GUARD® brand as the growth engine for our identity theft and privacy protection solutions through both new partners and directly to consumers.
 - Continuing to provide top notch service for our existing private label subscriber base
 - Building our Canadian business lines through new products and new channels.
 - Growing our cutting edge VoyceTM product and becoming the leading player in the pet health and wellness space.
 - Reinvigorating our insurance business through new products and marketing channels.
 - Accelerating Captira efforts to transform the bail bond technology support space.

Q1 2015 Segment Updates
Personal Information Services
•  Year off to a good start in 1st Quarter of 2015 with strong IDENTITY GUARD® branded product sales and the sales mix moving towards our premium products.
•  For our Consumer Direct business compared to the same quarter last year:
 – Subscriber additions in the quarter increased 20.3 percent to 83 thousand even with lower marketing spend,
  –Active subscribers at the end of the quarter increased by 17.6 percent to 381 thousand,
  –Cancellations in the quarter decreased by  4.4 percent to 44 thousand even with the higher sales,
  –Revenue increase by 8.9 percent to $12.7 million.
Pet Health Monitoring
•   We began marketing and the commercial production of VoyceTM  at the end of March 2015.
Insurance and Other Consumer Services
•   We acquired Health at Work Wellness Actuaries” (“HAW”) bringing proven management and new products and channels to re-energize this segment.
Bail Bonds Industry Solution
•   Acceptance of preeminent SAAS solutions increasing in bail bonds industry, expanding into similarly challenged and underserved related industries in 2015.

INTERSECTIONS INC.
NASDAQ: INTX
Innovating to protect
WHAT'S IMPORTANT TO YOU

Thank You

INTERSECTIONS INC.

Corporate Headquarters
Intersections Inc.
3901 Stonecroft Boulevard
Chantilly, VA 20151
Toll-free: 800.695.7536
www.intersections.com
Investor Relations
Eric S. Miller
IR@intersections.com
Tel: 703.488.6100